UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                        	(Amendment No. 5)*




                                META DATA LTD
-------------------------------------------------------------------------------
                                (Name of Issuer)


                Class A ordinary shares, par value $0.000001 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    68276W400
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 30, 2022
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[X] Rule 13d-1(c)

[] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               75
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               75

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           75


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               75
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               75

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           75


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Mauritius

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS INTERNATIONAL

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS GROUP UK LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS (UK) L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

      STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Singapore

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ASIA INVESTING HOLDINGS PTE. LTD.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Singapore

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ELEVATECH LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          ASIA INVESTING (MAURITIUS) LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Mauritius

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ASIAN VENTURE (DELAWARE) L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          SPECIAL SITUATIONS INVESTING GROUP III, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSSG HOLDINGS LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONEBRIDGE 2017, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W400                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONEBRIDGE 2017 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   META DATA LTD

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Flat H 3/F, Haribest Industrial Building,
		   45-47 Au Pui Wan Street,
		   Sha Tin New Territories, Hong Kong

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED
                   GOLDMAN SACHS INTERNATIONAL
                   GOLDMAN SACHS GROUP UK LIMITED
                   GOLDMAN SACHS (UK) L.L.C.
                   GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED
                   STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.
                   GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED
                   ASIA INVESTING HOLDINGS PTE. LTD.
                   GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.
                   ELEVATECH LIMITED
                   ASIA INVESTING (MAURITIUS) LIMITED
                   GS ASIAN VENTURE (DELAWARE) L.L.C.
                   SPECIAL SITUATIONS INVESTING GROUP III, INC.
                   GSSG HOLDINGS LLC
                   STONEBRIDGE 2017, L.P.
                   GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED
                   STONEBRIDGE 2017 OFFSHORE, L.P.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.
                   200 West Street
                   New York, NY 10282

                   Goldman Sachs & Co. LLC
                   200 West Street
                   New York, NY 10282

		   Goldman Sachs Investments Holdings (Asia) Limited
                   Level 3, Alexander House
                   35 Cybercity
                   Ebene, Mauritius

                   Goldman Sachs International
                   Peterborough Court
		   133 Fleet Street
		   London, United Kingdom EC4A 2BB

                   Goldman Sachs Group UK Limited
                   Peterborough Court
		   133 Fleet Street
		   London, United Kingdom EC4A 2BB

                   Goldman Sachs (UK) L.L.C.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Goldman Sachs (Hong Kong) International Investments Limited 68/F Cheung Kong Center
		   2 Queen's Road Central
		   Hong Kong

                   Goldman Sachs Holdings (Hong Kong) Limited
                   68/F Cheung Kong Center
		   2 Queen's Road Central
		   Hong Kong

                   Goldman Sachs Holdings (Asia Pacific) Limited
                   Cheung Kong Center, 68th Floor
		   2 Queen's Road Central
		   Hong Kong

                   Goldman Sachs (Asia) Corporate Holdings L.L.C.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Asia Investing Holdings Pte. Ltd
                   1 Raffles Link, #07-01
                   Singapore, Singapore 039393

                   Asia Investing (Mauritius) Limited
                   Level 3, Alexander House
                   35 Cybercity
                   Ebene, Mauritius

                   Elevatech Limited
                   68/F Cheung Kong Center
		   2 Queen's Road
		   Hong Kong

                   GS Asian Venture (Delaware) L.L.C.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Special Situations Investing Group III, Inc.
                   1209 Orange Street
	           Wilmington, DE 19801

                   GSSG Holdings LLC
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Stonebridge 2017 (Singapore) Pte. Ltd.
                   1 Raffles Link, #07-01
                   Singapore, Singapore 039393

                   StoneBridge 2017, L.P.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   StoneBridge 2017 Offshore, L.P.
                   P.O. Box 309, Ugland House
		   South Church Street
		   George Town, CAY KY1-1104

		   Goldman Sachs RE Investments Holdings Limited
		   P.O. Box 309, Ugland House
		   South Church Street
		   George Town, CAY KY1-1104

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED
		   - Mauritius
                   GOLDMAN SACHS INTERNATIONAL - United Kingdom
                   GOLDMAN SACHS GROUP UK LIMITED - United Kingdom
                   GOLDMAN SACHS (UK) L.L.C. - Delaware
                   GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED - Hong Kong
                   GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED - Hong Kong STONEBRIDGE 2017 (SINGAPORE) PTE. LTD. - Singapore GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED - Hong Kong ASIA INVESTING HOLDINGS PTE. LTD. - Singapore
                   GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C. - Delaware ELEVATECH LIMITED - Hong Kong
                   ASIA INVESTING (MAURITIUS) LIMITED - Mauritius
                   GS ASIAN VENTURE (DELAWARE) L.L.C. - Delaware
                   SPECIAL SITUATIONS INVESTING GROUP III, INC. - Delaware GSSG HOLDINGS LLC - Delaware
                   STONEBRIDGE 2017, L.P. - Delaware
                   GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED
		   - Cayman Islands
                   STONEBRIDGE 2017 OFFSHORE, L.P. - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Class A ordinary shares, par value $0.000001 per share

Item 2(e).         CUSIP Number:
                   68276W400

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                   Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No.34 -39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 07, 2023,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS INTERNATIONAL

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS GROUP UK LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS (UK) L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             ASIA INVESTING HOLDINGS PTE. LTD.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             ELEVATECH LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             ASIA INVESTING (MAURITIUS) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GS ASIAN VENTURE (DELAWARE) L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             SPECIAL SITUATIONS INVESTING GROUP III, INC.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GSSG HOLDINGS LLC

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             STONEBRIDGE 2017, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             STONEBRIDGE 2017 OFFSHORE, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.5          Power of Attorney, relating to
                GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED
  99.6          Power of Attorney, relating to
                GOLDMAN SACHS INTERNATIONAL
  99.7          Power of Attorney, relating to
                GOLDMAN SACHS GROUP UK LIMITED
  99.8          Power of Attorney, relating to
                GOLDMAN SACHS (UK) L.L.C.
  99.9          Power of Attorney, relating to
                GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED
  99.10          Power of Attorney, relating to
                GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED
  99.11          Power of Attorney, relating to
                STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.
  99.12          Power of Attorney, relating to
                GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED
  99.13          Power of Attorney, relating to
                ASIA INVESTING HOLDINGS PTE. LTD.
  99.14          Power of Attorney, relating to
                GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.
  99.15          Power of Attorney, relating to
                ELEVATECH LIMITED
  99.16          Power of Attorney, relating to
                ASIA INVESTING (MAURITIUS) LIMITED
  99.17          Power of Attorney, relating to
                GS ASIAN VENTURE (DELAWARE) L.L.C.
  99.18          Power of Attorney, relating to
                SPECIAL SITUATIONS INVESTING GROUP III, INC.
  99.19          Power of Attorney, relating to
                GSSG HOLDINGS LLC
  99.20          Power of Attorney, relating to
                STONEBRIDGE 2017, L.P.
  99.21          Power of Attorney, relating to
                GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED
  99.22          Power of Attorney, relating to
                STONEBRIDGE 2017 OFFSHORE, L.P.

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A ordinary shares, par value $0.000001 per share, of META DATA LTD and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 07, 2023,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS INTERNATIONAL

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS GROUP UK LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS (UK) L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

	     STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             ASIA INVESTING HOLDINGS PTE. LTD.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             ELEVATECH LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             ASIA INVESTING (MAURITIUS) LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GS ASIAN VENTURE (DELAWARE) L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             SPECIAL SITUATIONS INVESTING GROUP III, INC.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GSSG HOLDINGS LLC

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             STONEBRIDGE 2017, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             STONEBRIDGE 2017 OFFSHORE, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

                                                                 EXHIBIT (99.2)

                                ITEM 7 INFORMATION

                                                                 EXHIBIT (99.3)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 8, 2023 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 8, 2023, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Terry Mosher, Rachel Fraizer, Jamie Minieri, and Terrance Grey on December 1, 2021.

IN WITNESS WHERE OF, the under signed has duly subscribed these presents as of December 8, 2022.


GOLDMAN SACHS & C0. LLC


By: /s/  David Thomas
____________________________
Name: David Thomas
Title: Authorized Signatory

                                                                 EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each Melissa Stanford, Stephanie Snyder, Constance Birch,
Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly,
Imad Ismail, Terrance Grey, and Kshama Mishra, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange
Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 8, 2023 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 8, 2023, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Terry Mosher, Rachel Fraizer, Jamie Minieri, and
Terrance Grey on December 1, 2021.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

GOLDMAN SACHS & C0. LLC

By: /s/  David Thomas
____________________________
Name: David Thomas
Title: Authorized Signatory

                                                                  EXHIBIT (99.5)

                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS INVESTMENTS HOLDINGS
(ASIA) LIMITED (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 06, 2023.

GOLDMAN SACHS INVESTMENTS HOLDINGS (ASIA) LIMITED


By: /s/  Teddy Lo Seen Chong
____________________________
Name: Teddy Lo Seen Chong
Title: Authorized Signatory

                                                                  EXHIBIT (99.6)

                             POWER OF ATTORNEY


GOLDMAN SACHS INTERNATIONAL (the "Company") of Plumtree Court, 25 Shoe Lane, London EC4A 4AU, a company duly incorporated and existing under the laws of England and Wales, does hereby appoint Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri,
Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(each an "Attorney-in-fact") individually, as its true and lawful attorney, to consider, settle, approve, sign, execute, deliver and/or issue all agreements, documents, certificates and instruments (all whether as a deed or not) which the Attorney-in-fact in his or her absolute discretion considers desirable and take any steps or do anything which the Attorney in his or her absolute discretion considers desirable in connection with any and all filings required to be made by the Company under the Securities Exchange Act of 1934
(as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, such documents to be in such form as such attorney-in-fact may approve on our behalf, such approval to be conclusively evidenced by the due execution thereof.

This Power of Attorney shall remain in full force and effect until the earlier of 15th December 2023 or, with respect to each Attorney-in-fact, until such time as such Attorney ceases to perform the function in connection with which he or she was appointed Attorney-in-fact, unless earlier revoked by written instrument. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

The Attorney-in-fact may not sub-delegate or substitute to any other person the powers conferred under this Power of Attorney.

The Company undertakes to ratify and confirm whatever actions the Attorney has done or has lawfully caused to be done under the authority or purported authority of this Power of Attorney prior to the date hereof.

This Power of Attorney shall be governed by and construed in accordance with the laws of England and Wales.

EXECUTED AS A DEED by a duly authorised attorney pursuant to a power of Company dated 29th March 2011, on this 15th day of December 2022.



By: /s/  Lisa Donnelly
____________________________
Name: Lisa Donnelly
Title: Managing Director
Duly Authorised Attorney

Witnessed by: /s/  Jill Caven
____________________________
Name: Jill Caven
Address: 16 Scholefield Road,London N19 3EX
Occupation: Personal Assistant

                                                                  EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS GROUP UK LIMITED
(the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko,
Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman
Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 15, 2022.

GOLDMAN SACHS GROUP UK LIMITED

By: /s/  Richard Taylor
____________________________
Name: Richard Taylor
Title: Authorized Signatory

                                                                  EXHIBIT (99.8)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS (UK) L.L.C.
(the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch,
Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly,
Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 15, 2022.

GOLDMAN SACHS (UK) L.L.C.

By: /s/  Richard Taylor
____________________________
Name: Richard Taylor
Title: Authorized Signatory

                                                                  EXHIBIT (99.9)

                             POWER OF ATTORNEY

         GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED

             THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2025
                           Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri,
Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2025 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role.
The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this Power of Attorney has been executed by the Company on the 5th day of January 2023 and all prior Powers of Attorney relating to the subject matter hereof, and the powers and authorities granted by them, are hereby revoked but without prejudice to any actions taken pursuant thereof prior to the date hereof.


SEALED with the Common Seal of GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED and SIGNED by as Director of the Company

By: /s/  Adam Alfert
____________________________
Adam Alfert
Director

                                                           EXHIBIT (99.10)

                             POWER OF ATTORNEY

                 GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED

             THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2025
                          Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko,
Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2025 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role.
The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this Power of Attorney has been executed by the Company on the 5th day of January 2023 and all prior Powers of Attorney relating to the subject matter hereof, and the powers and authorities granted by them, are hereby revoked but without prejudice to any actions taken pursuant thereof prior to the date hereof.

SEALED with the Common Seal of GOLDMAN SACHS HOLDINGS (HONG KONG)
LIMITED and SIGNED by
as Director of the Company

By: /s/  Adam Alfert
____________________________
Adam Alfert
Director

                                                                EXHIBIT (99.11)

			    POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.
(the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel
Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 4, 2023.


STONEBRIDGE 2017 (SINGAPORE) PTE. LTD.

By: /s/  Wilson Wu
____________________________
Wilson Wu
Title: Authorized Signatory

                                                               EXHIBIT (99.12)

                             POWER OF ATTORNEY

               GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED

            THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2025
                          Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko,
Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2025 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role.
The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this Power of Attorney has been executed by the Company on the 5th day of January 2023 and all prior Powers of Attorney relating to the subject matter hereof, and the powers and authorities granted by them, are hereby revoked but without prejudice to any actions taken pursuant thereof prior to the date hereof.


SEALED with the Common Seal of GOLDMAN SACHS HOLDINGS
(ASIA PACIFIC) LIMITED and SIGNED by
as Director of the Company

By: /s/  Adam Alfert
____________________________
Adam Alfert
Director

                                                            EXHIBIT (99.13)



                             POWER OF ATTORNEY

                     ASIA INVESTING HOLDINGS PTE. LTD.

           THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2024
                         UNLESS EARLIER REVOKED


BY THIS POWER OF ATTORNEY made on the 18 November 2022, Asia Investing Holdings Pte. Ltd. (Company Number 201543531E), a company incorporated in Singapore with its registered office at 1 Raffles Link, #07-01, Singapore 039393 ("the Company"), HEREBY APPOINTS each of:

Stephanie Snyder, Constance Birch, Tony Kelly,
Rachel Fraizer, Imad Ismail, Kateryna Osmachko,
Terrance Grey, and Jamie Minieri (each an "Attorney")

as a true and lawful attorney of the Company to act singly in the name of and on behalf of the Company to execute and deliver in its name and on its behalf whether the Company is acting individually, any and all filings required to be made by the Company under the Securities Exchange Act of 1934,
(as amended, the "Act"),with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifies and confirms all that said Attorney shall lawfully do or cause to be done by virtue hereof.

AND IN RELATION to the execution of any document by virtue of this Power of Attorney, the signature of said Attorneys shall be binding on the Company.

This Power of Attorney shall remain in fu11 force and effect until the earlier of (i) 31 December 2024; or (ii) such time it is revoked in writing by the Company; provided that in the event an Attorney ceases to be an employee of the Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed Attorney prior to such time, this Power of Attorney shall cease to have effect in relation to such Attorney upon such cessation of employment or role but shall continue in full force and effect in relation to the remaining Attorneys. The Company has the unrestricted right unilaterally to revoke this Power of Attorney. No power of substitution is allowed.

This Power of Attorney shall be governed by and construed in accordance with the laws of Singapore.

IN WITNESS WHEREOF this Power of Attorney has been executed by the Company as a Deed on the date set out above and all prior Powers of Attorney relating to the subject matter hereof, and the powers and authorities granted by them, are hereby revoked but without prejudice to any actions taken pursuant thereof prior to the date hereof.

For and on behalf of
Asia Investing Holdings Pte. Ltd.

By: /s/  Tan Ching Chek
____________________________
Name: Tan Ching Chek
Director

In the Presence of

By: /S/  Teo Ah Hiong
____________________________
Name: Teo Ah Hiong
Witness
Address: c/o 220 Orchard Road, #05-01 Midpoint Orchard, Singapore 238852

                                                              EXHIBIT (99.14)


                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko,
Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect until the earlier of (i) three years from the date hereof and (ii) such time that it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of the Company or its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation but shall continue in full force and effect in relation to any remaining attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 14, 2022.


GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.

By: /s/  Monique Rollins
____________________________
Name: Monique Rollins
Title: Manager and Assistant Treasurer

                                                                EXHIBIT (99.15)


                            POWER OF ATTORNEY

			    ELEVATECH LIMITED

	    THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2024

			  Unless Earlier Revoked


KNOW ALL PERSONS BY THESE PRESENTS ELEVATECH LIMITED (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(or other employees designated in writing of The Goldman Sachs Group, Inc.
or one of its affiliates), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this POA, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2024 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on 16th day of December, 2022.

SEALED with the Common Seal of ELEVATCH LIMITED and SIGNED by Wilson Wu as Director of the Company

By: /s/  Wilson Wu
____________________________
Wilson Wu
Director

                                                                EXHIBIT (99.16)


                             POWER OF ATTORNEY

		    ASIA INVESTING (MAURITIUS) LIMITED

	    THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2024
			 Unless Earlier Revoked


KNOW ALL PERSONS BY THESE PRESENTS ASIA INVESTING (MAURITIUS) LIMITED (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(or other employees designated in writing of The Goldman Sachs Group, Inc.
or one of its affiliates), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this Power of Attorney, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Each attorney-in-fact listed under this Power of Attorney will have limited authority to perform the functions stated in this Power of Attorney and only in their administrative capacity. Further, this Power of Attorney does not provide any independent rights or extend to any authority, explicit or implied, to solicit business, negotiate, enter and/or conclude contracts principally or otherwise, enter into any transactions whatsoever for and/or on behalf of the Company which could influence the economics of any transaction binding the Company in the respective jurisdiction to which the attorneys-in-fact belong.

This Power of Attorney shall remain in full force and effect until the earlier of (i) 31 December 2024 and (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Mauritius.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on the 01st day of November 2022 and all prior Powers of Attorneys in relation to the above matters, and the powers and authorities granted by them, are hereby revoked but without prejudice to any actions taken pursuant thereof prior to the date hereof.

Sealed with the Common Seal of
ASIA INVESTING (MAURITIUS) LIMITED
and signed by Teddy Lo Seen Chong
in the presence of Dilasha Sawmy

By: /s/  Dilasha Sawmy
____________________________
Witness

By: /s/  Teddy Lo Seen Chong
____________________________
Director

                                                              EXHIBIT (99.17)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS ASIAN VENTURE (DELAWARE) L.L.C. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect until the earlier of (i) three years from the date hereof and (ii) such time that it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of the Company or its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation but shall continue in full force and effect in relation to any remaining attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 14, 2022.

GS ASIAN VENTURE (DELAWARE) L.L.C.

By: /s/  Monique Rollins
____________________________
Name: Monique Rollins
Title: President and Assistant Treasurer

							 EXHIBIT (99.18)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS SPECIAL SITUATIONS INVESTING GROUP III, INC. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group,
Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities
Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorneyin- fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 12, 2022.


SPECIAL SITUATIONS INVESTING GROUP III, INC.


By: /s/  Milton Millman
____________________________
Name: Milton Millman
Title: Authorized Signatory

                                                               EXHIBIT (99.19)

                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GSSG HOLDINGS LLC (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and p urposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 12, 2022.

GSSG HOLDINGS LLC


By: /s/  Milton Millman
____________________________
Name: Milton Millman
Title: Authorized Signatory

                                                                EXHIBIT (99.20)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS STONEBRIDGE 2017, L.P. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.


STONEBRIDGE 2017, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner

By: /s/  Carey Ziegler
____________________________
Name: Carey Ziegler
Title: Authorized Signatory

                                                               EXHIBIT (99.21)
                                POWER OF ATTORNEY

                 GOLDMAN SACHS RE INVESTMENTS HOLDINGS LIMITED

     	       THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2024
 			     UNLESS EARLIER REVOKED

BY THIS POWER OF ATTORNEY made on 17 November 2022, Goldman Sachs Re Investments Holdings Limited (the "Company"), a company having its registered office at P.O. Box 309, Ugland House, South Church
Street, George Town KY1-1104, Cayman Islands, does hereby make, constitute and appoint each Stephanie Snyder, Constance Birch, Tony Kelly, Rachel Fraizer, Imad Ismail,
Kateryna Osmachko, Terrance Grey, and Jamie Minieri
("each an "Attorney"), acting individually, its true and lawful Attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934,(as amended, the "Act"),with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its Attorneys,hereby ratifying and confirming all that said Attorney shall lawfully do or cause to be done by virtue hereof.

AND IN RELATION to the execution of any document the signature of said Attorney shall be binding on the Company.

This Power of Attorney shall remain in full force and effect until the earlier of 31 December 2024 or such time it is revoked in writing by the Company; provided that in the event the Attorney ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed Attorney prior to such time, this Power of Attorney shall cease to have effect in relation to such Attorney upon cessation of employment or role but shall continue in full force and effect in relation to the remaining Attorneys. The Company has the unrestricted right unilaterally to revoke this Power of Attorney. No power of substitution is allowed.

This Power of Attorney shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS WHEREOF this Power of Attorney has been executed by the Company on the date set out above and all prior Power of Attorney relating to the subject matter hereof, and the powers and authorities granted by them, are hereby revoked but without prejudice to any actions taken pursuant thereof prior to the date hereof.

For and on behalf of
Goldman Sachs Re Investments Holdings Limited


By: /s/  Christoffer Clement
____________________________
Name: Christoffer Clement
Director

                                                                EXHIBIT (99.22)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS STONEBRIDGE 2017 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

STONEBRIDGE 2017 OFFSHORE, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By: /s/  Carey Ziegler
____________________________
Name: Carey Ziegler
Title: Authorized Signatory